Teche
                                HOLDING COMPANY

                               Franklin, Louisiana

                                         FOR IMMEDIATE RELEASE, OCTOBER 28, 2005

 For More Information Contact:
 Patrick Little
 President and CEO
 (337) 560-7151

                   TECHE HOLDING COMPANY ANNOUNCES FISCAL YEAR
                           AND FOURTH QUARTER EARNINGS


      FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported on earnings for the Company for both the quarter and the fiscal year ended September 30, 2005.

      "Immediately following hurricanes Katrina and Rita we contacted nearly all of our customers in the affected areas to assess the impact in those areas. We continue to estimate that customers whose aggregate loan balances amounting to approximately $6.5 million have been adversely impacted by these storms. We estimate potential losses on these loans of approximately $800,000 and accordingly increased our provision for loan losses in this amount during the quarter ended September 30, 2005," said Little.

      Earnings for fiscal 2005, excluding the additional $800,000 loan loss provision, amounted to $2.50 per diluted share, compared to $2.48 for fiscal 2004. Quarterly earnings excluding the above provision for the quarter ended September 30, 2005 amounted to $0.55 per diluted share, compared to $0.58 per diluted share for the same quarter in fiscal 2004. Net Earnings for fiscal 2005, after the provision for loan losses, amounted to $2.26 per diluted share, and quarterly earnings, after the provision for loan losses for the quarter ended September 30, 2005, amounted to $0.31 per diluted share.

 The Company reported the following key achievements including:

      * Total Deposits, in the past twelve months, grew a record $83.7 million, or 19.3%, to $516.1 million, from $432.4 million. SmartGrowth Deposits accounted for $14.4 million.

      * The Bank reduced total FHLB advances by $61.0 million since September 30, 2004, a reduction of 39.5% to $93.4 million.

      * Quarterly Net-Interest Income increased $326,000, or 6.8% over the past year, to $5.1 million, compared to $4.8 million in fiscal 2004.

      * New Loans in the past twelve months were $140.2 million, of which $118.7 million, or 86% wereSmartGrowth loans.

      * Commercial Loans grew $34.2 million, a twelve-month increase of 52.7%, to $99.1 million.

      * Dividends increased to $0.94 per share compared to $0.78 per share in fiscal 2004, an increase of 20%. Dividends have increased for ten consecutive quarters.

     The Company's results for the quarter and fiscal year ended September 30, 2005 reflect the success of its SmartGrowth strategy. This strategy focuses the Company's resources on the most profitable segments of its business and emphasizes growth with profitability. Teche has been implementing this strategy for the last six years.

Record Deposit Growth

     Total deposits grew a record $83.7 million to $516.1 million at September 30, 2005, from $432.4 million, a twelve-month increase of 19.3%. SmartGrowth Deposits grew $14.4 million, or 6.9%.

     "We replaced approximately $60 million in FHLB advances with retail time deposits from our local market area," said Little.

     For the three months ended September 30, 2005, total deposits grew approximately $21.1 million, a one-quarter increase of 4.3%. During the same period, SmartGrowth Deposits increased approximately $12.5 million, or 5.9% to $224.6 million, while Time Deposits increased $8.6 million to $291.4 million, a one-quarter increase of 3.0%.

     "Not only have we experienced the largest single twelve months' growth in deposits in the history of the Bank," said Little, "but for the month of September we opened the largest single number of checking accounts in the history of the Bank."

Branch Network Growth

     At September 30, 2005, total deposits at the Baton Rouge Sherwood Forest Office location amounted to $28.1 million, compared to $20.7 million at September 30, 2004, an increase of $7.4 million, or 35.7%. "Results in Baton Rouge have been remarkable," said Little.

     A new branch in the new Prairieville Wal-Mart Supercenter opened August 24, 2005 in the fast-growing Ascension Parish market, located near the city of Baton Rouge.

     At September 30, 2005, total deposits at the two St. Landry Parish offices increased to $56.1 million, from $53.0 million compared to the linked quarter, a single quarter increase of $3.1 million or 5.6%. "The merger of St. Landry Financial Corporation has been successful," said Little. "Since October 1, 2004, deposits in our two St. Landry Parish branches have increased $12.3 million to $56.1 million at September 30, 2005, an increase of 28.1%."

SmartGrowth  Loans and Deposits

     SmartGrowth loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, were $289.8 million, or 58.8% of total loans at September 30, 2005, compared to $246.7 million, or 51.9% at September 30, 2004, a twelve month increase of $43.2 million, or 17.6%.


     "Overall, for the past twelve months, SmartGrowth loan growth has been excellent," said Little. The Bank continued to post growth in Commercial Loans. Commercial Loan balances at September 30, 2005 amounted to $99.1 million, from $64.0 million at September 30, 2004, an increase of $34.2 million or 52.8%.

     The Company's SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts, had solid growth. Total SmartGrowth Deposits grew $14.4 million to $224.6 million or 6.9% at September 30, 2005, from $210.2 million at September 30, 2004.

     For the quarter ended September 30, 2005, SmartGrowth Deposit balances increased by approximately $12.5 million from $212.1 million at June 30, 2005, while time deposit balances increased by $8.6 million from $282.8 million at June 30, 2005. SmartGrowth Deposits amount to 43.5% of total deposits as of September 30, 2005.

     Checking account balances at September 30, 2005 amounted to $103.4 million, from $84.6 million at September 30, 2004, an increase of $18.8 million, or 22.3%.

Net Interest Income

     For the fiscal year ended September 30, 2005, Net Interest Income amounted to $20.4 million compared to $17.6 million for the fiscal year ended September 30, 2004, an increase of $2.8 million, or 15.9%. Net Interest Income for the three months ended September 30, 2005, amounted to $5.1 million compared to $4.8 million in the same quarter of fiscal 2004, an increase of $326,000 or 6.8%.

     Increases in Net Interest Income for both the three and twelve month periods were primarily due to growth in deposits and loans.

Asset Quality

     Non-performing Assets to Total Assets increased slightly to 0.75% at September 30, 2005, compared to 0.49% at September 30, 2004.

     Increase in Dividends Dividends amounted to $0.94 for fiscal 2005, compared to $0.78 in fiscal 2004, an increase of 20%.

     Since June 12, 2003, the Company has increased dividends for ten consecutive quarters and currently pays a $0.25 per share quarterly dividend. Based on the closing price of our common stock at end of business on September 30, 2005, the annualized dividend yield was 2.57%.

Net Interest  Margin

     Net interest margin amounted to 3.31% and 3.24% for the three and twelve-month periods ended September 30, 2005, respectively, compared to 3.20% and 3.24%, respectively, for the three and twelve-month periods ended September 30, 2004.

     "We are pleased that our net interest margin has remained relatively stable, even as our deposits and loans are experiencing strong growth," said Little. "This has enabled us to grow Net Interest Income 15.3% over the last twelve months, a portion of which is due to a merger with St. Landry Financial Corporation in July 2004."

Non-interest  Income

     Non-Interest Income for the quarter and twelve month periods ended September 30, 2005, amounted to $2.7 million and $10.9 million, respectively, and 34.7% and 34.8% of operating revenue, respectively.

     "Our non-interest income decreased approximately $163,000 compared to the linked quarter, but nevertheless increased slightly compared to last fiscal year," said Little.

     Deposit service charges amounted to 89.4% of total non-interest income for the quarter ended September 30, 2005.

Non-Interest Expense

     Non-interest Expense amounted to $6.0 million and $22.7 million compared to $5.3 and $18.7 million for the three and twelve months ended September 30, 2005, respectively, primarily due to increased expenses associated with new branch offices and St. Landry's merger.

Provision for Loan Loss

     The provision for loan losses amounted to $845,000 and $950,000 for the quarter and twelve months ended September 30, 2005, respectively, compared to $15,000 and $60,000 the previous year, primarily due to expected losses as a result of hurricanes Katrina and Rita. This amounted to 0.16 % of Net Loans at September 30, 2005. After this provision, the current allowance for loan loss amounts to $5.2 million or 1.05% of total loans.

     "The increase in the provision for loan losses of $800,000 in the quarter ended September 30, 2005, was based on a detailed assessment of the loan portfolio. We contacted hundreds of customers and determined that approximately 90 customers with average loan balances of approximately $65,000 were affected by the hurricanes," said Little.

     "With so few customers involved, we were able to contact almost all of our affected customers," said Little. "While there were many different and unique situations, practically everyone indicated a resolve to get on with their lives and businesses."

     "We are thankful that no customer, employee or employee family members suffered loss of life or injury during the storm," said Little. "A small number of our customers and employees had damage to their homes due to Hurricane Rita and we have been working with them through this difficult time," said Little.

     Teche Federal Bank is the fourth largest publicly traded bank based in Louisiana with over $677 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates nineteen offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange


     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.


                                       ###

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)


                                                 Three Months Ended                   Twelve Months Ended
                                                    September 30                         September 30


                                                    2005            2004             2005              2004
                                                    ----            ----             ----              ----

 Interest Income                               $   9,113        $  8,347        $ 36,068           $30,668
 Interest Expense                                  3,961           3,521          15,674            13,076
                                               ---------        --------        --------           -------
 Net Interest Income                               5,152           4,826          20,394            17,592
 Provision for Loan Losses                           845              15             950                60
                                               ---------        --------        --------           -------
 Net Interest Income after
   Provision for Loan Losses                       4,307           4,811          19,444            17,532
 Non Interest Income                               2,737           2,436          10,897             9,740
 Non Interest Expense                              5,998           5,286          22,665            18,730
                                               ---------        --------        --------           -------
 Income Before Gain on Sales of
   Securities and Income Taxes                     1,046           1,961           7,676             8,542
 Gains on
   Sales of Securities                                --             101              26               232
 Income Taxes                                        340             679           2,503             2,848
                                               ---------        --------        --------           -------

 Net Income                                    $     706        $  1,383        $  5,199           $ 5,926
                                               =========        ========        ========           =======

 Selected Financial Data
 -----------------------

 Dividends Declared Per Share                      $0.25           $0.21           $0.94             $0.78
 Basic Earnings Per Common Share                   $0.32           $0.62           $2.34             $2.66
 Diluted Earnings Per Common Share                 $0.31           $0.58           $2.26             $2.48
 Annualized Return on Avg. Assets                   0.42%           0.87%           0.77%             1.02%
 Annualized Return on Avg. Equity                   4.61%           9.40%           8.59%            10.22%
 Annualized Return on Avg.
   Tangible Equity (1)                              5.05%          10.26%           9.35%            10.44%
 Net Interest Margin                                3.31%           3.20%           3.24%             3.24%
 Non Interest Income/Avg. Assets                    1.63%           1.53%           1.61%             1.67%
 Non Interest Expense/Avg. Assets                   3.58%           3.33%           3.35%             3.22%


 (1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:

 Annualized Return on Avg.
 -------------------------
  Tangible Equity (1)
  -------------------

 Average Stockholders' Equity                  $  61,293        $ 58,847        $ 60,553           $57,996
 Less average goodwill and other intangible
   assets, net of related income taxes             3,886           3,826           3,890               954
                                               ---------        --------        --------           -------
 Average Tangible Equity                       $  57,407        $ 55,021        $ 56,653           $57,042
                                               =========        ========        ========           =======

 Net Income                                    $     706        $  1,383        $  5,199           $ 5,926
 Plus Amortization of core deposit
   Intangibles, net of related income taxes           19              26              98                26
                                               ---------        --------        --------           -------
 Net Income, as adjusted                       $     725        $  1,409        $  5,297           $ 5,952
                                               =========        ========        ========           =======


                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                 Balance Sheets
                                   (UNAUDITED)
                                       at


                                                                            September 30, 2005           September 30, 2004

 SmartGrowth Loans*                                                                $289,828                    $246,717
 Mortgage Loans**                                                                   203,139                     228,975
                                                                                   --------                    --------
                                                                                    492,967                     475,692
 Allowance for Loan Losses                                                           (5,151)                     (4,365)
                                                                                   --------                    --------
 Loans Receivable, Net                                                              487,816                     471,327

 Cash and Securities                                                                150,991                     144,498
 Goodwill and Other Intangibles                                                       3,982                       4,008
 Foreclosed Real Estate                                                                 270                         194
 Other                                                                               33,763                      33,007
                                                                                   --------                    --------
 TOTAL ASSETS                                                                      $676,822                    $653,034
                                                                                   ========                    ========

 SmartGrowth Deposits***                                                           $224,611                    $210,168
 Time Deposits                                                                      291,441                     222,249
                                                                                   --------                    --------
 Total Deposits                                                                     516,052                     432,417

 FHLB Advances                                                                       93,409                     154,439
 Other Liabilities                                                                    6,023                       5,891
 Stockholders' Equity                                                                61,338                      60,287
                                                                                   --------                    --------
 TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                                                              $676,822                    $653,034
                                                                                   ========                    ========

 Ratio of Equity to Assets                                                             9.06%                       9.23%
 Tangible Equity to Tangible Assets (2)                                                8.53%                       8.69%
 Book Value per Common Share                                                         $26.79                      $26.55
 Tangible Book Value Per Common Share (2)                                            $25.09                      $24.85
 Non-performing Assets/Total Assets                                                    0.75%                       0.49%
 Shares Outstanding (in thousands)                                                    2,290                       2,271

 *       Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
 **      Owner Occupied Conforming Mortgage Loans
 ***     Checking, Money Market and Savings Deposits

 (2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:


 Stockholders' Equity                                                              $ 61,338                    $ 60,287
 Less goodwill and other Intangible
   assets, net of related income taxes                                                3,886                       3,845
                                                                                   --------                    --------
  Tangible Stockholders' Equity                                                    $ 57,452                    $ 56,442
                                                                                   ========                    ========

 Total Assets                                                                      $677,222                    $653,034
 Less goodwill and other Intangible
   assets, net of related income taxes                                                3,886                       3,845
                                                                                   --------                    --------
  Total Tangible Assets                                                            $672,936                    $649,189
                                                                                   ========                    ========